Exhibit 10.27

AMENDMENT NO. 1

TO

LIMITED LIABILITY COMPANY AGREEMENT OF

EUREKA MOLY, LLC

This Amendment No. 1 (this “Amendment”), dated as of October 28, 2008, to the Limited Liability Company Agreement, dated as of February 26, 2008 (the “LLC Agreement”) of Eureka Moly, LLC, a Delaware limited liability company (the “Company”), is between Nevada Moly, LLC, a Delaware limited liability company (“Nevada Moly”), and POS-Minerals Corporation, a Delaware corporation (“POS-Minerals”).  Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the LLC Agreement.

In consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Nevada Moly and POS-Minerals agree as follows:

AGREEMENT

1.                                      Amendment to Section 1.1.  The table at the end of Section 1.1 hereby is amended by adding the following definitions to such table and re-alphabetizing such table as appropriate:

Term	Section
Initial Budget	Section 8.7
Operating Budget	Section 8.7

2.                                      Amendment to Section 6.4.  The LLC Agreement hereby is amended by replacing Section 6.4(a)(i) through (iii) thereof in its entirety with the following:

(i)                                     approval of a Program and Budget (other than approval of the Initial Program and Budget, which has been approved, but including approval of any updates to the Initial Program and Budget), including any Program and Budget for capital costs to be incurred prior to Commercial Production at the mine that are not within the scope of the Bankable Feasibility Study;

(ii)                                  cost overruns (A) in excess of the aggregate Initial Budget or (B) in excess of fifteen percent (15%) of an aggregate approved Operating Budget;

(iii)                               any amendment or modification to any Program and Budget; provided, that cost overruns (A) that do not exceed the Initial Budget in the aggregate or (B) that do not exceed fifteen percent (15%) of any aggregate Operating Budget, and expenditures with respect to Emergencies, shall be deemed to automatically amend any such Program and Budget;

3.                                      Amendment to Section 8.1.  The LLC Agreement hereby is amended by replacing Section 8.1 thereof in its entirety with the following:

8.1.                            Initial Program and Budget.  A revised initial Program and Budget, covering the entire period from the Effective Date through commencement of Commercial Production (as it may be amended, modified or updated with the unanimous approval of the Representatives on the Management Committee in accordance with this Agreement, the “Initial Program and Budget”), has been adopted by the Management Committee pursuant to a unanimous written consent of the Management Committee dated as of October 28, 2008.  The Initial Program and Budget contains a monthly Budget through December 31, 2009, and annual Budgets thereafter through the commencement of Commercial Production.  The Initial Program and Budget shall be updated annually through the commencement of Commercial Production.

4.                                      Amendment to Section 8.7.  The LLC Agreement hereby is amended by replacing Section 8.7 thereof in its entirety with the following:

8.7.                            Budget Overruns; Program Changes.  The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget.  If the Manager causes or increases (a) with respect to the Initial Program and Budget, any budget overruns of the aggregate Budget contained therein (the “Initial Budget”) or (b) with respect to any approved Program and Budget relating to any period from and after the commencement of Commercial Production, any aggregate budget overruns by more than fifteen percent (15%) of the Budget contained therein (an “Operating Budget”), then, unless otherwise agreed by the Management Committee by unanimous vote or ratification of the Representatives, (1) any excess expenditures over the aggregate Initial Budget, or (2) any excess expenditures over the aggregate fifteen percent (15%) ceiling with respect to the applicable Operating Budget, unless directly caused by an Emergency expenditure made pursuant to Section 7.7 or 8.8, shall be at the sole cost and expense of the Manager.  Any cost or expenditure that does not cause aggregate overruns of the Initial Budget, that does not cause aggregate overruns of more than fifteen percent (15%) of the applicable Operating Budget, or for Emergencies in accordance with Section 8.8, shall be a cost and expense of the Company and subject to Monthly Capital Calls.

5.                                      Amendment to Section 8.8.  The LLC Agreement hereby is amended by replacing Section 8.8 thereof in its entirety with the following:

8.8                               Emergency or Unexpected Expenditures.  In case of Emergency, the Manager shall have the right and obligation to take such actions as the Manager deems necessary to protect life, limb or property, to protect the Assets, to comply with Law and to minimize losses to the Company, in each case in accordance with Standard Industry Practice.  The Manager may also make expenditures in accordance with Standard Industry Practice for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care; provided in the case of unexpected events that are not Emergencies, such expenditures do not cause or increase (a) aggregate budget overruns of the Initial Budget, or (b) aggregate budget overruns of fifteen percent (15%) or more of the applicable approved Operating Budget.  The Manager shall promptly notify the Representatives of any such Emergency or unexpected event, and, to the extent the expenditures with respect to such Emergency or unexpected event cause or increase aggregate budget overruns of the Initial Budget, or aggregate budget overruns of the applicable approved Operating Budget of greater than fifteen percent (15%), shall seek ratification of any such expenditures by the unanimous vote of the Management Committee.   If expenditures incurred by the Manager with respect to an Emergency or unexpected event cause or increase aggregate budget overruns of the Initial Budget, or aggregate budget overruns of greater than fifteen percent (15%) of the applicable approved Operating Budget, the Manager shall be reimbursed for such expenditures, (1) in the case of an Emergency, whether or not approved or ratified by the unanimous vote of the Management Committee, or (2) in the case of an unexpected event that is not an Emergency, only if approved or ratified by the unanimous vote of the Management Committee.

6.                                      Amendment to Exhibit E.  The LLC Agreement hereby is amended by replacing all references in the LLC Agreement to “Exhibit E” (after taking into account Sections 1 through 5 above) with “[Reserved].”

7.                                      Continuing Effect.  Except as amended hereby, the LLC Agreement shall remain in full force and effect.

8.                                      Incorporation By Reference.  Section 1.2 and Article XVI of the LLC Agreement hereby are incorporated, mutatis mutandis, by reference into this Amendment.

[Signatures on Next Page.]

The parties hereto have executed this Amendment to be effective as of the date first set forth above.

NEVADA MOLY, LLC

By:	/s/Bruce D. Hansen
Bruce D. Hansen,
Chief Executive Officer

POS-MINERALS CORPORATION

By:	/s/MK Kim
MK Kim, President